Exhibit 99.1

Patriot Scientific Increases Stake in Talis Data Systems

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific (OTCBB: PTSC - News) today announced that it has increased its ownership, from 15 to more than 41 percent, in Talis Data Systems, LLC, San Diego, a company that produces multi-domain computer and network security products for government, military and enterprise customers.

In addition to a cash investment of $700,000, Patriot Scientific has acquired the shares of Talis Data previously held by SSDI, a company which makes secure networking applications and bought out certain minority shareholders of Talis. Patriot Scientific holds a 46 percent interest in SSDI.

“This transaction further supports the Company’s strategic plan to pursue minority investments in early stage revenue and technology ventures that represent technologies of significant interest to Patriot Scientific,” said Rick Goerner, President and CEO.

“We are excited that Patriot Scientific recognizes both the value and the market potential of our Datagent™ Security Module which converts a normal computer into a secure multi-domain computer,” said Tom Darton, President of Talis Data.

Production samples of Talis Data’s secure multi-domain computers will soon be placed with government and military customers for evaluation and submission of orders. Initial revenues are expected later this year, as Talis expands its network of resellers. Distribution of Talis Data’s products will be through Synnex Corporation (NYSE: SNX - News). Both Synnex and Arrow Electronics, Inc. (NYSE: ARW - News) provide system integration services, integrating Talis Data’s Datagent™ Security Module into state of the art desktop and mini-tower computers.

“The Homeland Security Agency and other government agencies have said that priority number one is to establish multi-domain interconnectivity among various government agencies in order to more freely share information,” Mr. Goerner said.

The Datagent™ Security Module has been tested and validated by the NIST/NSA National Information Assurance Partnership at an EAL 4 assurance level on 29 different security functions, allowing the Talis Data secure multi-net computers to be used in classified, high security environments.

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Patriot is currently in the process of expanding beyond its successful licensing program of the MMP™ Portfolio into an operating company through M&A activity focused on opportunities in the software, networking and wireless technology sectors. In addition to M&A, the Company is evaluating selective expansion of Patriot’s IP portfolio and also the pursuit of minority investments in certain early-stage revenue or technology ventures. Headquartered in Carlsbad, Calif., information about the Company can be found at http://www.patriotscientific.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:
Patriot Scientific
Paul Bibeau,  760/547-2700